Exhibit 10.8

QEP RESOURCES, INC.

LONG-TERM CASH INCENTIVE PLAN

Section 1. Purpose.

The QEP Resources, Inc. Long-term Cash Incentive Plan, as may be amended from time to time (the “Plan”), is designed to encourage key employees of QEP Resources, Inc. (the “Company”) and its Affiliates (as defined below) to focus attention on the long-term profitability and growth of the Company, thereby serving the interests of the Company’s shareholders and to align employee incentives with shareholder value creation.

Section 2. Definitions.

“Affiliate” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.

“Board” means the Board of Directors of the Company or a successor to the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors, which is comprised wholly of independent, outside directors.

“Covered Employee” means a Key Employee who is a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a Covered Employee for any given Performance Period.

“Designated Beneficiary” means the beneficiary designated by the Key Employee, in a manner determined by the Committee, to receive amounts due the Key Employee in the event of the Key Employee’s death. In the absence of an effective designation by the Key Employee, Designated Beneficiary shall mean the Key Employee’s beneficiary(ies) designated by the Key Employee (or deemed by law to be designated) under the QEP Resources, Inc. Employee Investment Plan, as may be amended from time to time, or if no such designation, to the Key Employee’s estate.

“Disability” means a condition that renders a Key Employee unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The foregoing definition of Disability shall be interpreted in a manner consistent with Section 409A of the Code and relevant guidance issued thereunder.

“Employer” means the Company and any of its Affiliates that agree to bear the costs of having its Key Employees participate in the Plan. The term shall also mean any successor to the Company.

“Fiscal Year” means the fiscal year of the Company.

“Key Employee” means an officer, manager or senior professional employed by an Employer who plays a key role in achieving the Company’s strategic plans and total return goals. To participate in the Plan, an employee must be nominated by the Company’s President and Chief Executive Officer and confirmed by the Committee. An employee’s status as an officer, manager, or senior professional does not make him automatically eligible to participate in the Plan.

“Performance Goals” means the objective(s) established by the Committee for a Performance Period. As a general rule, the Performance Goal shall be Total Shareholder Return or other performance measure deemed by the Committee to be closely linked to long-term shareholder value. Performance Goals may include alternate and multiple goals and may be based on one or more business and or financial criteria. The Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; (m) production and production growth; and (n) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

“Performance Period” or “Period” means the period of years selected by the Committee during which attainment of one or more of the Performance Goals will be measured for purposes of determining the extent to which a Key Employee has earned his Target Bonus or any portion or multiple of it; provided, that any Performance Period must be at least two years in length.

“Service” means a Key Employee’s service as an employee of an Employer and, to the extent applicable, service as an employee of Questar Corporation and any affiliate thereof that was taken into account under the Questar Corporation Long-Term Cash Incentive Plan, as amended and restated effective January 1, 2009, with respect to such Key Employee’s participation therein.

“Target Bonus” means the dollar amount specified for each Key Employee within the first 90 days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed.

“Termination of Employment” means the date on which a Key Employee shall cease to serve as an employee of an Employer for any reason.

“Total Shareholder Return” means the change in stock price for the relevant period plus any dividends the Company pays its shareholders during the year, expressed as a percentage.

Section 3. Administration.

The Plan shall be administered by the Committee, unless otherwise determined by the Board. The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the operation of the Plan, and to interpret the terms and provisions of the Plan. The Committee’s decisions shall be binding upon all parties, including the Employers, stockholders, Key Employees, and Designated Beneficiaries.

Section 4. Eligibility.

When reviewing an employee’s nomination for Plan participation, the Committee may consider such factors as the employee’s functions and responsibilities and the employee’s past, present, and future contributions to an Employer’s growth and profitability.

Nothing contained in the Plan shall confer upon any Key Employee any right to continue in the employment or service of an Employer or to limit in any respect the right of the Employer to terminate the Participant’s employment or service at any time and for any reason.

Section 5. Determination of Key Employees, Target Bonuses, and Performance Goals.

Within the first 90 days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall, in writing, (i) name individuals to participate in the Plan as Key Employees, (ii) determine each Key Employee’s Target Bonus (including minimum payout portions of the Target Bonus and maximum payout multiples of the Target Bonus), and (iii) establish the Performance Goal(s) and the underlying performance criteria applicable thereto for a defined Performance Period. At such time and to the extent applicable, the Committee shall also approve the peer companies for the Total Shareholder Return comparison and approve the maximum amount that can be paid pursuant to the terms of the Plan at the end of the Performance Period.

With respect to any Covered Employee, the Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code and regulations promulgated pursuant to it. Any payment under this Plan to a Covered Employee with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are specified in advance by the Committee for the Performance Period in question. In addition, when provided for by the Committee at the time the Performance Goals are established, the Performance Goals may be adjusted to exclude the effect of any of one or more of the following events that occur during the Performance Period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and (vi) any extraordinary, unusual, non-recurring or non-comparable items: (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. The Committee shall certify in writing prior to approval of any such payment that such applicable Performance Goals relating to the payment are satisfied. (Approved minutes of the Committee may be used for this purpose.)

The maximum payment that may be paid to any Key Employee under the Plan for any Performance Period shall be $8,000,000.

Section 6. Determination of Awards.

As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine incentive awards payable to each Key Employee, using the Target Bonus and Performance Goals previously approved. All payments shall be made in cash and in a single lump sum no later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the relevant Performance Period. Aggregate awards calculated pursuant to the terms of the Plan shall not exceed the maximum limit approved by the Board for the Performance Period involved. To be eligible to receive a payment, the Key Employee must be actively employed by an Employer as of the date of payment except as provided in Section 7 and must not have been placed on probation at any time during the applicable Performance Period.

Section 7. Termination of Employment.

In the event a Key Employee incurs a Termination of Employment during a Performance Period for any reason other than death, Disability, Retirement, or a Change in Control, he shall not be entitled to any payment pursuant to the terms of the Plan. If a Key Employee incurs a Termination of Employment as a result of death, Disability, or Retirement, his award for the Performance Period (if any), as calculated pursuant to Section 6, shall be prorated based on the length of his service during the Performance Period when compared to the entire Period. For the purpose of this Plan, “Retirement” shall mean any voluntary Termination of Employment on or after age 55 with 10 years of Service. All prorated awards shall be paid to the Key Employee (or his Designated Beneficiary, in the event of his death) at the time specified in Section 6.

In the event a Key Employee incurs a Termination of Employment during a Performance Period as a result of a Change in Control during a Performance Period, he shall be entitled to receive a payment equal to his Target Bonus for such Performance Period. Such payment shall be made to him within 30 days after his Termination of Employment. Notwithstanding the foregoing, in no event shall a Covered Employee who is a participant in the QEP Resources, Inc. Executive Severance Compensation Plan, as may be amended from time to time, as of the Change in Control be entitled to any such payment.

A Change in Control of the Company shall be deemed to have occurred if (i) any individual, entity, or group(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

Section 8. Assumed Amounts Attributable to Transferred Employees.

Notwithstanding any other provision herein, as of the Effective Date, the Company has assumed the liabilities and obligations under the Questar Corporation Long-Term Cash Incentive Plan, as amended and restated effective January 1, 2009 (the “Questar LTCIP”), for the payment, if any, of an award that a Transferred Employee (as defined below) would have otherwise been entitled to receive with respect to the 2008-2010 performance period pursuant to such terms and conditions set forth in the Questar LTCIP had such Transferred Employee not incurred a termination of employment with Questar Corporation and its affiliates as a result of the transaction contemplated by that certain Separation and Distribution Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010 (the “Separation Agreement”), and as of the Effective Date Questar shall have no further liabilities or obligations with respect to the Questar LTCIP for such Transferred Employees; provided, however, that any Termination of Employment on or after the Effective Date shall be deemed to be a termination of employment with Questar Corporation and its affiliates solely for purposes of determining whether any such award would otherwise be payable in accordance with the terms and conditions of the Questar LTCIP. For purposes of this Section 8, a “Transferred Employee” means a “QEP Employee” (as defined in that certain Employee Matters Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010 (the “Employee Matters Agreement”)) who was eligible to receive an award under the Questar LTCIP with respect to the 2008-2010 performance period.

For the avoidance of doubt, any award which a Transferred Employee would have otherwise been entitled to receive with respect to the 2009-2011 and 2010-2012 performance periods under the Questar LTCIP will be converted from an award payable in cash to an award of restricted common stock of the Company to be granted under the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan in accordance with the terms set forth in the Employee Matters Agreement, and any such awards shall not be assumed or payable under this Plan.

Section 9. General Provisions.

a. Other Benefit Plans. Any cash awards paid under the terms of this Plan do not constitute “compensation” for purposes of the Company’s qualified or welfare benefit plans.

b. Taxes and Withholding. All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes. The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Key Employee under this Plan.

c. Source of Funds. All cash payments made under the Plan will be paid from the Company’s general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Key Employee or his Designated Beneficiary.

d. No Assignment. No right or interest of any Key Employee under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Key Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Key Employee. Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this provision shall be void.

e. Amendment and Termination of Plan. The Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period. No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the definition of Performance Goals shall be effective without shareholder approval. The Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Key Employees.

f. Successor. The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

g. Choice of Law. This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Colorado.

h. Effective Date of the Plan. The Plan is effective upon “Distribution” (as such term is defined under that certain Separation Agreement) (the “Effective Date”), and shall remain in effect until it is suspended or terminated as provided in Section 9(e); provided, however, in the event that the Separation Agreement is terminated or the Distribution otherwise does not occur for any reason, this Plan shall automatically, and without notice, terminate and shall be of no force or effect and no participants shall have any rights or interests hereunder.

i. 409A Compliance. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Section 9(e) hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 9(i) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Covered Employee for any failure to do so.

Notwithstanding anything to the contrary in this Plan, no compensation or benefits shall be paid to a Key Employee during the 6-month period following his or her “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”)) to the extent that the Company determines that the Key Employee is a “specified employee” at the time of such Separation from Service and that that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of the Key Employee’s death), the Company shall pay to the Key Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Key Employee during such 6-month period.

[Signature Page Follows]

I hereby certify that this QEP Resources, Inc. Long-Term Cash Incentive Plan was duly adopted by the Board of Directors of QEP Resources, Inc. on June 12, 2010.

Executed on this 12 day of June, 2010.

By:	/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer